(AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 2005)


                                        INVESTMENT COMPANY ACT FILE NO. 811-4632
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-2

       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940     [_]
                                AMENDMENT NO. 20                           [X]

                             THE GERMANY FUND, INC.
             (Exact Name of Registrant as Specified in its Charter)

                    345 PARK AVENUE, NEW YORK, NEW YORK 10154
                    (Address of Principal Executive Offices)

       Registrant's Telephone Number, including Area Code: (800) 437-6269

                            BRUCE A. ROSENBLUM, ESQ.
                             THE GERMANY FUND, INC.
                          C/O DEUTSCHE ASSET MANAGEMENT
                                 1 SOUTH STREET
                                   BAL01-1806
                               BALTIMORE, MD 21202
                     (Name and Address of Agent for Service)


If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. [_]

Itis proposed that this filing will become effective:
[_] when declared effective pursuant to Section 8(c).

The Following boxes should only be included and completed if the registrant is a registered closed-end management investment company or business development company which makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act and is making this filing in accordance with Rule 486 under the Securities Act:
[_]  immediately upon filing pursuant to paragraph (b).
[_]  on (date) pursuant to paragraph (b).
[_]  60 days after filing pursuant to paragraph (a).
[_]  on (date) pursuant to paragraph (a).

If appropriate, check the following box:
[_] This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement]
[_] This form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act and the Securities Act registration statement number of the earlier effective registration statement for the same offering is ___________.

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                                     PART C

                                OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS.

         Amendment to the Bylaws of the Registrant, as adopted on January 24, 2005 by the Registrant's Board of Directors, is filed herewith as Exhibit
(2)(b).



                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baltimore, and the State of Maryland, on the 3rd day of February, 2005.


                                                    THE GERMANY FUND, INC.
                                            ------------------------------------
                                                       (REGISTRANT)

                                       By:  /s/ BRUCE A. ROSENBLUM
                                            ------------------------------------
                                            Bruce A. Rosenblum
                                            Secretary

                                INDEX TO EXHIBITS


     (2)(b)   --     Amendment to Bylaws of the Registrant

                                                                 EXHIBIT (2)(B)


         Article III Section 3 was amended by deleting the first paragraph and replacing it with the following paragraph.

         Section 3. Qualifications. Directors need not be stockholders. Each Director shall hold office until the earlier of: (a) the expiration of his term and his or her successor shall have been elected and qualifies, (b) his or her death, (c) his or her resignation, or (d) his or her removal. To be eligible for nomination as a director a person must, at the time of such person's nomination by the Board of Directors, (a) have Relevant Experience and Country Knowledge (as defined below), (b) not have any Conflict of Interest (as defined below) and
(c) not be of an age such that he will attain the age of over 70 years in the calendar year in which his or her term will end; provided that clause (c) shall not apply to any person who was a Director on October 15, 1999 or to any person whom the Nominating Committee (or in the absence of such a Committee, the Board of Directors) determines to except from that clause on the basis that the person's prior public or government service or other broad-based activities in the business community make it essential that the Corporation continue to receive the benefit of the person's services as a Director. The determination described in the previous sentence shall be made on or before the time of nomination. Whether a proposed nominee satisfies the foregoing qualifications shall be determined by the Nominating Committee or, in the absence of such a Committee, by the Board of Directors, each in its sole discretion.